Exhibit 10.30

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Ascent Solar Technologies, Inc.(“AST”), and Ashutosh Misra with an address of 16430 W. Ellsworth Avenue, Golden, CO  80401 (“Consultant”). AST and Consultant may be referred to collectively herein as the “Parties” or individually as a “Party”.

RECITALS

Consultant desires to perform for AST and AST desires to have Consultant perform the certain services as an independent contractor.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained below, the parties agree as follows:

AGREEMENT

1.             Provision of Services. Acting as an independent contractor, Consultant agrees to perform the services listed in Exhibit “A” attached hereto (the “Services”). In providing the Services, Consultant shall report to Matt Foster or any other representative subsequently designated by AST. Consultant shall use his best efforts and the highest professional standards in providing the Services which shall be performed to AST’s reasonable satisfaction.

2.             Compensation. AST will compensate Consultant for Services performed in compliance with his Agreement and Exhibit “A” hereto a monthly charge of $8,500.  Consultant shall invoice AST every two weeks ($4,250) for Services performed and any approved expenses incurred pursuant to the provision of Services as set forth in Section 4 hereof.  Consultant agrees that except as expressly set forth in this Section 2, Consultant shall not be entitled to any payments, reimbursements, or compensation of any kind from AST for services rendered.

3.             Reimbursement for Expenses. Consultant is not authorized to incur any expenses on behalf of AST without prior consent of AST. All invoices submitted by Consultant for Services and expenses shall be in the form prescribed by AST and shall be approved by the individual to whom Consultant reports, named in Section 1, or that person’s supervisor. During the term of this Agreement, AST shall reimburse Consultant for all reasonable approved expenses incurred by  Consultant .

4.             Term and Termination. This Agreement shall commence on February 19, 2007 and shall terminate on December 31, 2007 unless sooner terminated as provided herein. AST or Consultant may terminate this Agreement with or without cause by giving 10 days written notice to the other party.  AST may immediately terminate this Agreement in the event Consultant breaches any provision contained herein or in Exhibit “A” attached hereto.   This Agreement may be renewable for consecutive one year terms upon written agreement between the parties.

5.             Taxes.  Consultant shall be solely responsible for payment of all taxes and/or assessments imposed on the payment of compensation for the performance of the Services including, without limitation, any Colorado unemployment insurance or tax, any federal, state and foreign income taxes, and any federal social security payments (FICA).

6.             Restrictive Covenants.  Consultant agrees, for the Term of this Agreement, to refrain from working with any company, or other entity which is engaged in any business competitive with that of AST.

7.             No Solicitation.  Consultant agrees, for the term of this Agreement, and for a period of one (1) year thereafter, directly or indirectly, individually or on behalf of any other person or entity, to refrain from soliciting, employing, contracting or interfering with any of AST’s relationships with, or enticing away from company, any employee, customer, licensee, distributor, vendor or other source of supply of AST.

8.             No Breach.  Consultant’s entering into this Agreement and performing the obligations hereunder shall not result in a breach, default or violation of any agreement to which Consultant is a party or otherwise bound.

9.             Return of Data. If requested by AST during the term of this Agreement or thereafter, Consultant shall promptly return any and all AST property that has come into Consultant’s possession.  Upon termination of this Agreement for any reason, Consultant shall, within ten (10) days of such termination and in accordance with any instructions provided by AST, return to AST any and all tangible AST property that has come into Consultant’s possession, including all copies thereof and any notes, memoranda, and other documents or other media relating thereto.  Consultant shall not remove any AST property from AST premises without written authorization from AST.  The product of all work performed under this Agreement, including reports, drawings, computer programs, data, devices or models, shall be the property of AST, and AST shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights of such work product.

10.           Relationship.  During the term of this Agreement, Independent Contractor shall be a self-employed independent contractor with respect to performing Services for AST and not an agent or employee of AST.

11.           Confidentiality. The Parties acknowledge that this Agreement and any rights and obligations arising hereunder shall be conditioned on Consultant executing a Confidentiality Agreement in form of Exhibit “B” attached hereto and incorporated herein by this reference.

12.           Remedies. Consultant acknowledges that compliance with Sections 10 and 12 is necessary to protect AST’s business and goodwill and that a breach of any of these provisions will irreparably and continually damage AST, for which money damages may not be adequate. In the event that Consultant breaches or threatens to breach Sections 10 and 12 of this Agreement, Consultant shall forfeit its rights to receive payments under Section 2 herein. In addition, AST shall also be entitled to preliminarily or permanently enjoin Consultant from violating this Agreement to prevent the continuation of harm and obtain money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit AST from also pursuing any other remedy available to it, the parties having agreed that all remedies are to be cumulative.

13.           Inventions/Patents.  Consultant shall promptly communicate to AST all inventions made or conceived by Consultant in connection with Services performed for AST, and without further consideration Consultant assigns all right, title and interest in such inventions to AST and shall assist AST and its nominees in every proper way, entirely at AST’s expense, to obtain, maintain and defend for AST’s own benefit, patent, trademark, copyright, trade secret, or other legal protection in all countries, the inventions to be and to remain the property of AST or its nominees whether patented or not.  Consultant shall, at AST’s request, execute any and all instruments and documents which AST may deem necessary or expedient to assign and convey to AST, its successors, assigns or nominees, the sole and exclusive right, title and interest in and to any such inventions, discoveries, innovations, work products and developments, together with the instruments and documents deemed necessary or expedient by AST in order to apply for, obtain, and maintain patents and copyrights of the United States and foreign countries therefor, in full compliance with applicable requirements.

14.           Copyrights.  Consultant, without further consideration, assigns all right, title and interest in any copyrightable material created in connection with this Agreement to AST and shall assist AST and its nominees in every proper way, entirely at AST’s expense, to secure, maintain and defend for AST’s own benefit, copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, such material to be and to remain the property of AST whether copyrighted or not.  All materials produced by Consultant under this Agreement shall be considered work made for hire.

15.           Warranty/License.  With respect to all subject matter including ideas, processes, designs and methods which Consultant shall disclose or use in the performance of this Agreement: (i) as an independent contractor, Consultant warrants to company that Consultant has the right to make disclosure and use thereof without liability to others; (ii) to the extent that Consultant has patent applications, patents or other rights in the subject matter, Consultant hereby grants AST, its subsidiaries and affiliates a royalty-free, irrevocable, world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter,; and (iii) Consultant agrees to hold AST harmless for use of subject matter which Consultant knows or reasonably should know others have rights in, except, however, for subject matter and the identity others having rights in it that Consultant discloses to AST in writing before AST uses the subject matter.

16.           Prevention of Damage.  Consultant further agrees that he shall take such steps as may be reasonably necessary to prevent personal injury or property damage during any work hereunder that may be performed by any employees, agents, or subcontracts of the Consultant at the AST’s location, and Consultant shall indemnify and hold harmless AST from and against all loss, liability, and damages arising from or caused directly or indirectly by any act or omission of Consultant and/or such agents, employees or subcontractors of Consultant.

17.           Indemnity.  Consultant shall indemnify AST from and against any and all claims, losses, damages (including legal fees and costs), arising from any non-fulfillment of Consultant’s covenants in this Agreement. Consultant agrees to protect, indemnify and save harmless, AST, and its affiliates, subsidiaries, officers, directors, employees, agents and contractors, on demand, from any and all allegations, suits, claims, liability, loss, damage, judgments, cost or expense (including attorney’s fees) arising directly or indirectly from Consultant’s presence at the facilities, use of the facilities of AST or from Consultant’s breach of this Agreement.  Consultant further agrees to notify AST in writing regarding any such allegation, suit or claim, liability, loss, damage, or breach and, upon notice from AST, to promptly and diligently prosecute, resist, and defend the same.

18.           Miscellaneous

18.1        Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all oral or written agreements concerning the said subject matter.  This Agreement may not be modified except by written agreement signed by both Parties.

18.2        Assignment.  Consultant shall not assign or transfer any rights or obligations under this Agreement without the prior written consent of AST.  Subject to the limitations set forth herein, this Agreement will inure to the benefit of and be binding upon the Parties, their permitted successors and assigns.

18.3        Presumptions.  In construing the terms of this Agreement, no presumption shall operate in either Party’s favor as a result of its counsel’s role in drafting the terms or provisions hereof.

18.4        Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the United States and the State of Colorado without regard to the choice of law provisions thereof. Venue for any and all disputes arising out of or under this Agreement shall be in a court of competent jurisdiction in the State of Colorado, County of Jefferson.

18.5        Severability, Waiver.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. Either party’s failure to insist in any one or more instances upon strict performance by the other party of any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

18.6         Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Owner:	If to Recipient:

Ascent Solar Technolgies, Inc.	Ashutosh Misra
8120 Shaffer Parkway	16430 W. Ellsworth Avenue

Littleton, CO 80127	Golden, CO 80401

18.7 Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

18.8 Release.   Consultant acknowledges the risks and hazards inherent upon entering AST’s facilities and hereby voluntarily assumes all risks of personal or property loss, damage or injury (including death) that may be sustained by Consultant or its employees while in or on any AST facility and hereby releases AST, its affiliates, subsidiaries, officers, directors, employees, agents and contractors from any and all liability, claims, demands and causes of action whatsoever arising out of or related to any loss, damage or injury (including death) that may be sustained by the Consultant, its employees or property while in or on the facilities owned by, leased by, leased to or under contract or control of AST.  This release and shall be binding upon the distributees, heirs, executors and administrators, successors and assigns of Consultant and its employees.

18.9 Inability to Contract For AST.   Consultant shall not have the right or the authority to make any contracts or commitments for or on behalf of AST without first obtaining the express written consent of AST.

18.9. Survival. Consultant agrees that the provisions of Sections 10 and 12 hereof shall survive termination of this Agreement and shall be fully enforceable thereafter.

ACCEPTED AND AGREED:

ASCENT SOLAR TECHNOLOGIES, INC.		CONSULTANT

By:	/s/ Matthew B. Foster	By:	/s/ Ashutosh Misra

Title:	President & CEO	Title:	Not Applicable

Date:	February 19, 2007	Date:	February 19, 2007

Exhibit “A”

Scope of Work to be Performed by Consultant

General consulting with regard to financial matters, including but not limited to funding

Minimum of 20 hours per week

Exhibit “B”

Confidentiality Agreement

CONSULTANT NONDISCLOSURE AGREEMENT

This Consultant Nondisclosure Agreement (“Agreement”) is made and entered into as of February 19, 2007 by and between Ascent Solar Technologies, Inc., a Delaware corporation (“Ascent”), and Ashutosh Misra (“Consultant”).

RECITALS

A.            Ascent owns certain proprietary information which is confidential to it.

B.            Consultant wishes to provide certain services to Ascent.

C.            Both parties wish to enter into a consulting and services relationship which may require Ascent to share its confidential information with Consultant.  Accordingly, the parties wish to enter into this Agreement to protect Ascent’s confidential information and to define the use and means of sharing such confidential information.

THEREFORE, in consideration of discussions between the parties, Ascent and Consultant (on behalf of itself, its agents and its representatives) hereby agreed as follows:

1.             Disclosure of Information.   Ascent shall disclose to Consultant certain confidential information (“Confidential Information”) that includes, but is not limited to, information embodied in written or electronic documents, memoranda, reports, correspondence, specifications, drawings, computer software or other media which is not generally known to others and which would be of economic value if known, and which pertains to the research, development, production and marketing of technology and products by Ascent, or to Ascent’s finances or business operations.  Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information which:

1.1          is within the public domain prior to the time of disclosure by Ascent; or thereafter becomes within the public domain other than as a result of disclosure by Consultant, its agents or its representatives in violation of this Agreement;

1.2          was, before the date of disclosure, in the rightful possession of Consultant, as evidenced by a writing or other document;

1.3          is acquired by Consultant from a third party not under an obligation of confidentiality to Ascent.

Any item of information that Consultant reasonably believes falls into categories 1.2 or 1.3 above will only be exempted from the scope of Confidential Information if Consultant promptly notifies Ascent in writing upon its discovery of the facts leading to its belief.

2.             Use of Information.   The Confidential Information shall be used by Consultant only to assist it in providing its services to and carrying out its agreed-upon work for Ascent.  Consultant shall not use the Confidential Information for any other purpose.  Consultant may disclose the Confidential Information only to such of its officers, directors, shareholders, employees and agents as shall be reasonably necessary to accomplish the foregoing purpose, and only if those persons are subject to confidentiality obligations of similar scope.  The Confidential Information shall remain the property of Ascent, and shall be returned to Ascent upon termination of the consulting relationship or immediately upon request.  Nothing herein shall be construed as giving Consultant any license or rights with respect to the Confidential Information.

3.             Confidentiality.   Consultant acknowledges that the Confidential Information is a valuable, proprietary and confidential asset of Ascent.   Consultant, for itself and for its affiliates, officers, directors, shareholders, employees and agents, agrees that, unless Ascent has given its prior written consent, it shall not disclose any such Confidential Information received from Ascent to any other person, firm, corporation, association, partnership or other entity for any reason or purpose whatsoever except as contemplated herein.  Consultant agrees to exercise reasonable care in safeguarding the Confidential Information against loss, theft, or other inadvertent disclosure and agrees generally to take all reasonable steps necessary to maintain confidentiality.  Consultant shall: (i) restrict access to the Confidential Information to those employees and agents who need to have access to it; (ii) inform such employees and agents of the confidential nature of the information; and (iii) inform such employees and agents of, and obligate them to abide by, the terms and conditions of this Agreement.

4.             Remedies.   In the event of the breach or threatened breach by Consultant of this Agreement, Ascent shall be entitled to seek injunctive relief, both preliminary and permanent, enjoining and restraining such breach or threatened breach.  Such remedy shall be in addition to all of the remedies available to Ascent at law or in equity, including the right to recover any and all damages that may be sustained as a result of the breach.  In addition to any other remedies available under this Agreement, Ascent shall also be entitled to recover by means of an accounting any profits that Consultant may have obtained as a result of such breach or threatened breach.

5.             No Obligation of Parties to Proceed; Survival.   This Agreement does not create any obligation on the part of either party to proceed with any business relationship that is the subject of discussions between the parties.  This Agreement shall remain in full force and effect notwithstanding the termination of negotiations between the parties or the entry into a business relationship by the parties.

6.             Attorney Fees.   In the event of any dispute or breach under this Agreement, the prevailing party shall be entitled, whether or not any action or arbitration is instituted, to recover from the other party its reasonable costs, disbursements and attorney fees, including without limitation at trial, on appeal, on denial of any petition for review, and in connection with enforcement of any judgment.

7.             Governing Law; Exclusive Venue.   This Agreement and disputes arising under it shall be governed by the laws of the State of Colorado, without regard for conflicts of law principles.  Exclusive venue and jurisdiction over disputes arising under this Agreement shall be in any federal or state court sitting in Denver County or Arapahoe County, Colorado, and the parties hereby agree and consent to such venue and jurisdiction.

8.             Entire Agreement.   This Agreement is the entire agreement of the parties with respect to the subject matter and supersedes all prior or contemporaneous oral or written communications or agreements between the parties.  It shall not be modified in any way except in writing signed by the parties.  If any part of this Agreement shall become less than fully operative, all other provisions of this Agreement shall, nevertheless, remain in full force and effect.

DATED the day and year first above written.

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Matthew Foster
Matthew Foster, President

CONSULTANT

Name:	/s/ Ashutosh Misra

By:	Ashutosh Misra

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